QSOUND LABS, INC.

2007

EQUITY COMPENSATION PLAN

FOR OFFICERS, EMPLOYEES AND CONSULTANTS

This Equity Compensation  Plan (“Plan”) provides for equity compensation awards which may be made to officers, employees and consultants of QSound Labs, Inc. (“Company”).  Awards may be in the form of options to acquire common shares and stock awards.

1.

Purpose and Prior Plans

1.1

Purpose  The purposes of the Plan are to attract and retain the services of persons of exceptional ability as officers, employees and consultants of the Company, to encourage such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company, and to promote the long-term best interests of the Company.

1.2

Prior Plans  The Company’s 2006 Stock Option Plan for Outside Directors and 2006 Employee Stock Option Plan shall remain in effect and stock options may continue to be granted under the plans.

2.

Definitions

2.1

“Awards” means, individually and collectively as the case and context requires, Options and Stock Awards.

2.2

“Board” means the Board of Directors of the Company.

2.3

“Fair Market Value” of a Share means the per Share closing sales price (or the closing bid if no sales are reported) on the NASDAQ Stock Market on the date of the grant of the Award.

2.4

“Option” means an option to purchase Shares granted to Participant pursuant to Article 6 hereof.

2.5

“Option Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of an Option grant to the Participant.   Each Option Agreement shall be subject to the terms and conditions of the Plan.

2.6

“Participant” means an officer, employee or consultant who holds an Award granted or issued pursuant  to the Plan.

2.7

“Plan Administrator” means the Compensation Committee of the Board, or the Committee established under Section 4.2 hereof, as the context requires.

2.8

“Shares” means common shares of the Company.

2.9

“Stock Awards” means an award of Shares granted to a Participant pursuant to Article 7 hereof.

2.10

“Stock Award Agreement” means an agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant to the Participant.   Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.

Shares Subject to the Plan

3.1

Maximum Number of Shares  The maximum aggregate number of Shares that may be issued under the Plan is 750,000, subject to adjustment as set out in Article 14 hereof.

3.2

Shares Subject to the Plan  Shares subject to the Plan may be authorized but unissued, or reacquired, Shares.  Shares that are subject to Awards that terminate, lapse, fail to vest or are cancelled or forfeited shall be available again for grant under the Plan.

4.

Administration

4.1

Compensation Committee  The Plan will be administered by the Compensation Committee of the Board.   The Compensation Committee shall have the authority and discretion to (i) construe and interpret the Plan; (ii) define the terms used in the Plan; (iii) prescribe, amend and rescind the rules and regulations relating to the Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the Plan; (v) grant Awards under the Plan; (vi) determine the Participants to whom Awards will be granted under the Plan; (vii) determine the types of Awards and the number of Shares covered by the Awards; (viii) subject to the terms of the Plan, determine all other terms and conditions of the Awards, including cancellation or suspension of Awards; and (ix) make all other determinations and interpretations necessary and advisable for the administration of the Plan. All decisions, determinations and interpretations made by the Compensation Committee will be binding and conclusive on all Participants and on their legal representatives, heirs and beneficiaries.

4.2

Delegation   With respect to Awards to Participants that are not officers of the Company, the Compensation Committee may, in its discretion, establish a committee composed of one (1) or more other persons to administer the Plan (the “Committee”), which Committee will have all of the powers and authority vested in the Compensation Committee hereunder.  The member(s) of any such Committee will serve at the pleasure of the Compensation Committee.

4.3

Plan Administrator  Any action may be taken by a written instrument signed by the sole member or by all of the members of the Plan Administrator and any action so taken will be fully effective as if it had been taken at a meeting. All decisions, determinations and interpretations made by the Plan Administrator will be binding and conclusive on all Participants in the Plan and on their legal representatives, heirs and beneficiaries.

5.

Eligibility

5.1

Eligibility  Awards may be granted to officers, employees and consultants (excluding consultants that perform capital-raising or investor relations services or that directly or indirectly promote or maintain a market for the Shares) of the Company and any parent or subsidiary of the Company as the Plan Administrator may select.

6.

Options

6.1

Grant of Options  The Plan Administrator may in its sole discretion grant Options to a Participant subject to such terms and conditions as are set out in an Option Agreement evidencing such grant.

6.2

Option Agreement  Each  Option Agreement must state the date of grant, the number of Shares to which it pertains, the exercise price, vesting provisions (if any) and the expiration date of the Option (which date must not be lather than ten (10) years from the date of grant of the Option).

6.3

Exercise Price  The exercise price must be not less than Fair Market Value.

6.4

Termination of Vested Options  Vested Options will terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

a.

the expiration of the Option;

b.

the date of a Participant’s termination of employment or contractual relationship with the Company or any affiliated company for cause (as determined in the sole discretion of the Plan Administrator);

c.

thirty (30) days after the date of notice given by either the Company or the Participant to the other party, of termination of employment or contractual relationship with the Company or any affiliated company for any reason whatsoever other than cause, death or Disability (as defined in subsection d. below) unless the exercise period is extended by the Plan Administrator until a date not later than the expiration date of the Option; or

d.

the expiration of one year from termination of a Participant’s employment or contractual relationship with the Company or any affiliated company by reason of death or Disability (as defined below) unless the exercise period is extended by the Plan Administrator until a date not later that the expiration date of the Option. Upon the death of a Participant, any vested Options held by the Participant will be exercisable only by the person or persons to whom such Participant’s rights under such Option will pass by the Participant’s will or by the laws of descent and distribution of the state or country of the Participant’s domicile at the time of death and only until such Options terminate as provided above.  For purposes of the Plan, unless otherwise defined in the Agreement, “Disability” means medically determinable physical or mental impairment which  has lasted or can be expected to last for a continuous period of not less than twelve (12) months or that can be expected to result in death.  The Plan Administrator will determine whether a Participant has incurred a Disability on the basis of medical evidence acceptable to the Plan Administrator.  Upon making a determination of Disability, the Plan Administrator will, for purpose of the Plan, determine the date of an Participant’s  termination of employment or contractual relationship.

7.

Stock Awards

7.1

Grant of Stock Award  The Plan Administrator may in its sole discretion grant, or grant the right to purchase, Shares to a Participant subject to such terms and conditions as are set out in a Stock Award Agreement evidencing such grant.

7.2

Stock Award Agreement  Each  Stock Award Agreement must state the date of grant, the number of  Shares to which it pertains, the Share price and vesting provisions (if any).

7.3

Issuance of Shares  At the date of each vesting of a Stock Award or portion thereof, the Company shall issue to a Participant either a certificate or an electronic registration representing the number of Shares subject to each such vesting.

8.

Vesting of Awards

8.1

Vesting Schedule  At the time of the grant of an Award, the Plan Administrator may designate a vesting schedule for each Award.  The vesting schedule may be based on the achievement of performance objectives established by the Plan Administrator.  Performance objectives may be expressed in terms including but not limited to one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, cash and cash equivalents, gross margin or the Company’s performance relative to its internal business plan.  Performance objectives may be in respect of the performance of the Company as a whole (whether on a consolidated or unconsolidated  basis), an affiliated company, or a subdivision, operating unit, product or product line of either of the foregoing.  Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range.

8.2

Acceleration of Vesting  The vesting of one or more outstanding Awards may be accelerated by the Plan Administrator at such time and in such amounts as it determines in its sole discretion.

8.3

Termination of Unvested Awards  Unless accelerated in accordance with Section 8.2 above, unvested Awards will terminate immediately upon termination of a Participant’s employment or contractual relationship with the Company or any affiliated company for any reason whatsoever including death or Disability.  For purposes of the Plan, transfer or employment between or among the Company and/or any affiliated company will not be deemed to constitute a termination of employment or contractual relationship with the Company or affiliated company.  For purposes of this section, employment will be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator).  The foregoing notwithstanding, employment will not be deemed to continue beyond the first ninety (90) days of such leave, unless the Optionee’s re-employment rights are guaranteed by statute or by contract.

9.

Consideration and Payment

9.1

Consideration  Awards may be granted for no cash consideration or for cash or other consideration as may be determined by the Plan Administrator or required by applicable law.

9.2

Purchase of Shares  Shares purchasable pursuant to Awards may be purchased by giving written notice to the Company, which notice will specify the Award under which the Shares are being purchased and the number of Shares to be purchased.

9.3

Payment for Shares  Participants may pay for all or any part of the cash portion of the aggregate exercise price or purchase price of Shares by complying with any payment mechanism approved by the Plan Administrator at the time of exercise.

10.

Rights as a Shareholder

10.1

No Rights as a Shareholder  A Participant will have no rights as a shareholder with respect to any Shares covered by an Award until the Participant becomes a record holder of such Shares.  Subject to the provisions in Article 14 hereof, no rights will accrue to a Participant and no adjustment will be made on account of dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights declared on, or created in, Shares for which the record date is prior to the date the Participant becomes a record holder of the Shares covered by the Award.

11.

Transfer of Award

11.1

Transfer  Awards granted under the Plan and the rights and privileges conferred by the Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution or pursuant to a qualified domestic relation order, and will not be subject  to execution, attachment or similar process; provided however, that any Agreement may provide or be amended to provide that an Award to which it relates is transferable without payment of consideration to trusts or partnerships or limited liability companies established exclusively for the benefit of the Participant.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Award or of any right or privilege conferred by the Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by the Plan, such Award will thereupon terminate and become null and void.

12.

Securities Regulation

12.1

Compliance  Shares will not be issued with respect to an Award unless the purchase, issuance and delivery of such Shares comply with all relevant provisions of law, including, without limitation, any applicable Canadian provincial or U.S. state or federal securities laws, the rules and regulations thereunder and the requirements of the NASDAQ Stock Market, and such issuance will be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exception from registration for the issuance and sale of such Shares. The inability of the Company to obtain from any regulatory body the authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares under the Plan, or the unavailability of an exemption from registration for the issuance and sale of any Shares under the Plan, will relieve the Company of any liability with respect to the non-issuance of such Shares.

12.2

Participant Representations  As a condition to the purchase of Shares pursuant to an Award, the Plan Administrator may require the Participant to represent and warrant in writing at the time of such exercise that the Shares are being purchased only for investment and without any then-present intention to sell or distribute such Shares.  At the option of the Plan Administrator, a stop-transfer order against such Shares may be placed on the books and records of the Company and its transfer agent, and a legend indicating that the Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates or attached to the electronic registration representing such Shares in order to assure an exemption from registration.  The Plan Administrator also may require such other documentation as may from time to time be necessary to comply with any applicable Canadian provincial or U.S. state or federal securities laws. THE COMPANY HAS NO OBLIGATION TO REGISTER THE SHARES PURCHASABLE PURSUANT TO AWARDS.

13.

Tax Withholding

13.1

Tax Withholding  The Participant must pay to the Company by certified or cashiers check, promptly upon the purchase of Shares or, if later, the date that the amount of such obligations becomes determinable, all applicable Canadian and US  federal, provincial, state, local and foreign withholding taxes (“Taxes”) that the Plan Administrator, in its discretion, determines to result upon the purchase of Shares or from a transfer or other disposition of Shares acquired pursuant to an Award or otherwise related to an Award or Shares acquired in connection with an Award. Upon approval of the Plan Administrator, a Participant may satisfy such obligation by complying with any other payment mechanism approved by the Plan Administrator from time to time.  The Company may take such action as it deems appropriate to withhold or collect from a Participant unpaid Taxes.

13.2

Delivery of Shares  The issuance, transfer or delivery of certificates or electronic registration of Shares may be delayed, at the discretion of the Plan Administrator, until the Plan Administrator is satisfied that the applicable requirements of the federal, provincial, and state securities laws and the withholding provisions of applicable tax laws have been met.

14.

Reorganization and Stock Dividend

14.1

Reorganization and Stock Dividends If i) the Company is at any time involved in any merger, reorganization, consolidation or amalgamation; ii) the Company declares a dividend payable in, or subdivides or combines, its Shares; or iii) any other event with substantially the same effect occurs, the Plan Administrator will, subject to applicable law, with respect to each outstanding Award, proportionately adjust the number of shares of Shares subject to such Award and/or the exercise or purchase price per Share so as to preserve the rights of the Participant substantially proportionate to the rights of the Participant prior to such event, and to the extent that such action includes an increase or decrease in the number of Shares subject to outstanding Awards, the number of shares available under Section 3.1 of the Plan will be increased or decreased, as the case may be, proportionately, and all such adjustments determined by the Plan Administrator shall be final, binding and conclusive.

14.2

Adjustments  The foregoing adjustments will be made by the Plan Administrator, or by any successor administrator of the Plan, or by the applicable terms of any assumption or substitution document.

14.3

No Affect  The grant of an Award will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

15.

Term of Plan

15.1

Term of Plan  Awards may be granted by the Plan Administrator from time to time on or after the date on which the Plan is effective and until the Plan is terminated by the Board in its sole discretion.  Termination of the Plan will not terminate any Award granted prior to such termination.

16.

No Obligation to Purchase Shares

16.1

No Obligation to Purchase  The grant of an Award will impose no obligation upon the Participant to purchase Shares.

17.

No Right to Awards or Employment

17.1

No Rights to Awards  The Plan Administrator will determine whether or not any Awards are to be granted under the Plan in its sole discretion, and nothing contained in the Plan will be construed as giving any person any right  to participate under the Plan.  The grant of an Award will no way constitute any form of agreement or understanding binding on the Company, express or implied, that the Company will employ or contract with a Participant for any length of time, nor will it interfere with the Company’s or any affiliated company’s right to terminate a Participant’s employment at or contractual relationship with the Company or any affiliated company at any time, which right is hereby reserved.

18.

Application of Funds

18.1

Use of Funds  The proceeds received by the Company from the sale of Shares issued pursuant to Awards will be used for general corporate purposes, unless otherwise directed by the Board.

19.

Indemnification of Plan Administrator

19.1

Indemnification  The Plan Administrator will be indemnified by the Company for all reasonable expenses and liabilities of any type or nature, including attorney’s fees, incurred in connection with any action, suit or proceeding to which they or any of them are a party by reason of, or in connection with, the Plan or any Award granted under the Plan, and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the  Company), except to the extent that such expenses relate to matters for which it is adjudged that such Plan Administrator member is liable for willful misconduct; provided, that within fifteen (15) days after the institution of any such action, suit or proceeding, the Plan Administrator will, in writing, notify the Company of such action, suit or proceeding, so that the Company may have the opportunity to make appropriate arrangements to prosecute or defend the same.

20.

Amendment of Plan

20.1

Amendment  The Plan Administrator may, at any time, modify or amend the Plan or modify or amend Awards granted under the Plan, including, without limitation, such modifications or amendments as are necessary to maintain compliance with applicable statutes, rules or regulations; provided however, no amendment with respect to an outstanding Award which has the effect of reducing the benefits afforded to the Participant thereof will be made over the objection of such Participant, further provided, that the events triggering acceleration of vesting of outstanding Awards may be modified, expanded or eliminated without the consent of Participant.  The Plan Administrator may condition the effectiveness of any such amendment on the receipt of shareholder approval at such time and in such manner as the Plan Administrator may consider necessary for the Company to comply with or to avail the Company and/or the Participants of the benefits of any securities, tax, market listing or other administrative or regulatory requirements.

21.

Miscellaneous

21.1

Governing Law and Arbitration  The internal law of the Province of Alberta shall govern all questions concerning the validity, construction and effect of the Plan or any Award or Award Agreement.   Any controversy arising out of or relating to this Plan or any Award or Award Agreement shall be finally resolved by arbitration pursuant to the Simplified Arbitration Rules of the ADR Institute of Canada.  The place of arbitration shall be Calgary, Alberta.

21.2

Severability  If any provision of the Plan or any Award or Award Agreement is wholly or partially invalid unenforceable, the Plan Administrator shall put in place a valid or enforceable provision that as nearly as possible reflects the terms of the invalid or unenforceable provision.

22.

Shareholder Approval

22.1

Shareholder Approval   The Plan is subject to the approval of shareholders of the Company.

Effective Date:                April 27, 2007.